Filed Pursuant to Rule 424(b)(3)
Registration No. 333-167841

PROSPECTUS

CHINA GERUI ADVANCED MATERIALS GROUP LIMITED

3,303,771 Ordinary Shares

This prospectus relates to resales of up to 3,303,771 of our ordinary shares beneficially owned by the selling stockholders.  Our ordinary shares are being registered to fulfill our contractual obligations under a registration rights agreement between the selling stockholders and us, as described in the section entitled “Selling Stockholders.”

The prices at which the selling stockholders may sell the shares will be determined by prevailing market prices or through privately-negotiated transactions. We will not receive any proceeds from the sale of any of the shares sold by the selling stockholders.

The ordinary shares offered under this prospectus are being registered to permit the selling stockholders to sell the ordinary shares from time to time in the public market. The selling stockholders may sell the ordinary shares through ordinary brokerage transactions or through any other means described in the section titled “Plan of Distribution.” We do not know when or in what amount the selling stockholders may offer the ordinary shares for sale. The selling stockholders may sell any, all or none of the ordinary shares offered by this prospectus.

Our ordinary shares, warrants and units are listed on the NASDAQ Global Market under the symbols “CHOP,” “CHOPW,” and “CHOPU,” respectively. On July 28, 2010, the last reported per share sale price of our ordinary shares was $5.65.

You should carefully consider the risk factors beginning on page 2 of this prospectus and set forth in the documents incorporated by reference herein before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 4, 2010

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	i

USE OF TERMS	ii

PROSPECTUS SUMMARY	1

RISK FACTORS	2

OFFER STATISTICS AND EXPECTED TIMETABLE	3

FORWARD-LOOKING STATEMENTS	4

WHERE YOU CAN FIND ADDITIONAL INFORMATION	4

INCORPORATION BY REFERENCE	5

REASONS FOR THE OFFER AND USE OF PROCEEDS	6

CAPITALIZATION AND INDEBTEDNESS	6

PRICE RANGE OF OUR SECURITIES AND DIVIDEND POLICY	7

SELLING STOCKHOLDERS	8

DESCRIPTION OF SECURITIES	10

EXPENSES OF ISSUANCE AND DISTRIBUTION	19

PLAN OF DISTRIBUTION	19

LEGAL MATTERS	22

ENFORCEMENT OF CIVIL LIABILITIES	22

EXPERTS	22

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, whereby certain selling stockholders may offer to sell up to 3,303,771 our ordinary shares of common stock issued to such selling stockholders in connection with the Securities Purchase Agreement and a related Registration Rights Agreement, described below.

i

This prospectus provides you with a general description of our ordinary shares the selling stockholders may offer. We may provide a prospectus supplement to add, update or change any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. If there is any inconsistency between the information in this prospectus and the information in the accompanying prospectus supplement, you should rely on the information in the prospectus supplement which may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplements, includes all material information relating to any offering of our ordinary shares by the selling stockholders.  Please read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find Additional Information”.

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, free writing prospectus or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer our ordinary shares that are owned by them. See “Where You Can Find Additional Information” for more information.

USE OF TERMS

Except as otherwise indicated by the context, references in this Registration Statement to:

•
“China Gerui,” “we,” “us,” or “our,” and the “Company,” are references to the combined business of China Gerui Advanced Materials Group Limited, a British Virgin Islands company, and its wholly-owned subsidiary, Wealth Rainbow Development Limited, or “Wealth Rainbow,” a Hong Kong company, and Wealth Rainbow’s wholly-owned PRC subsidiary, Henan Green Complex Materials Co., Ltd., or “Henan Green.”

•	“COAC,” are references to China Opportunity Acquisition Corp., a Delaware corporation that merged with and into China Gerui;

•	“China” and “PRC,” are references to the People’s Republic of China;

•	“BVI,” are references to the British Virgin Islands;

•	“Hong Kong,” are references to the Hong Kong Special Administrative Region of China;

•	“RMB,” are references to Renminbi, the legal currency of China;

•	“U.S. dollars,” “$” and “US$,” are references to the legal currency of the United States;

ii

•	“SEC and “Commission,” are references to the U.S. Securities and Exchange Commission; and

•	“Securities Act,” are references to the Securities Act of 1933, as amended, and references to “Exchange Act” are references to the Securities Exchange Act of 1934, as amended.

iii

PROSPECTUS SUMMARY

China Gerui Advanced Materials Group Limited

We are a leading China-based, non-state-owned contract manufacturer of high precision cold-rolled narrow strip steel products. We convert steel manufactured by third parties into thin steel sheets and strips according to our customers’ specifications. We produce precision ultra-thin, high-strength cold-rolled steel products, with thicknesses starting from 0.05mm  width up to 600 mm and tolerance +/- 0.003mm.  We sell our products to domestic Chinese customers who primarily operate in the food and packaging, construction materials, telecommunications cable and equipment and electrical appliances industries. The cold-rolled precision steel industry is relatively new in China. Manufacturers of products that use specialty precision steel products, including our customers, traditionally imported raw materials from Japan, South Korea, the European Union and the United States.

We believe that our significant growth reflects our success in increasing market penetration and expanding our production lines. As a net importer of high-end precision products, China currently still lacks the capability to produce high-end precision steel products. Our success in the past mainly came from being able to expand into products which replace expensive imported products and being able to manufacture these types of products at a cost-efficient level compared to other domestic Chinese manufacturers. We believe our technology and product development capability has been a key factor in our success.

Our PRC manufacturing facility is located in Zhengzhou, Henan Province.  We operate six sets of cold-rolled steel production lines with a current annual steel processing capacity of approximately 250,000 metric tons and a chromium-plating production line with an annual processing capacity of approximately 50,000 metric tons.

Prior to 2009, we produced and sold unplated steel sheets to manufacturers or distributors which then further treated or outsourced our products for tin or zinc plating to produce tinplate or zinc-plated steel, or for electrolytic chromic acid treatments to produce chromium plated steel, according to customer specifications.  We added chromium plating facilities in December 2008, and launched mass production of chromium plated steel products in February 2009.   Going forward, we plan to use a significant portion of the net proceeds of our June 2010 private placement to expand our cold-rolled steel processing capacity to 400,000 metric tons by the fourth quarter of 2010 and to 500,000 metric tons by 2011, to accelerate the expansion of our chromium-plating production capacity by 200,000 metric tons, and for general working capital purposes related to the expanded production capacity. This expansion will increase our product offerings, which we believe will increase our profit margin.  Newly-added capacity to produce these types of high-end plated steel products will enable us to enhance our higher-margin product offering to meet the increasing demand in the China market for high-end cold-rolled steel products.

We are a BVI company that was incorporated on March 11, 2008 under the BVI Business Companies Act, 2004. We were incorporated solely for the purpose of acquiring the issued share capital of Wealth Rainbow. Our registered office is Palm Grove House, PO Box 438, Road Town, Tortola, BVI and our registered agent is Equity Trust (BVI) Limited of Palm Grove House, PO Box 438, Road Town, Tortola, BVI. Our business operations are conducted through our wholly-owned indirect subsidiary, Henan Green. Our principal executive offices are located at No. 69 Huaibei Street, Longhai Middle Road, Zhengzhou, Henan Province, China, 451191. Our telephone number is (86) 371-6897-0951.

The Offering

The summary below describes the principal terms of the securities being offered hereunder.

Ordinary Shares Offered by the Selling stockholders	3,303,771 ordinary shares
Use of proceeds
All of the proceeds from the sale of ordinary shares covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale of ordinary shares covered by this prospectus. See “Use of Proceeds.”

Stock Exchange	Our ordinary shares are quoted on The Nasdaq Global Market under the symbol “CHOP.”

RISK FACTORS

An investment in our securities involves a high degree of risk. Some of these risks include:

•	Due to our rapid growth in recent years, our past results may not be indicative of our future performance so evaluating our business and prospects may be difficult.
•	A large percentage of our revenues are derived from sales to a limited number of customers and our business will suffer if sales to these customers decline.
•	If our customers which operate in highly competitive markets are willing to accept substitutes in lieu of our products, our business and results of operations will suffer.
•	We may be unable to fund the substantial ongoing capital and maintenance expenditures that our operations require.
•	We are subject to risks of conducting business in China, including the following:

We face uncertainty from the Circular on Strengthening the Administration of Enterprise Income Tax on Non-resident Enterprises' Share Transfer (“Circular 698”) released in December 2009 by China's State Administration of Taxation (SAT), effective as of January 1, 2008.

Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country (jurisdiction) where the effective tax burden is less than 12.5% or where the offshore income of its residents is not taxable, the foreign investor shall provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers.

Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through the abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the tax authority shall have the power to re-assess the nature of the equity transfer in accordance with the “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes.

“Income derived from equity transfers” as mentioned in this circular refers to income derived by non-resident enterprises from direct or indirect transfers of equity interests in China resident enterprises, excluding shares in Chinese resident enterprises that are bought and sold openly on a stock exchange.

While the term “indirectly transfer” is not defined, we understand that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. The relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in every country (jurisdiction) and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise. Meanwhile, there are not any formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to balance if our company complies with the Circular 698.

Prior to making a decision about investing in our securities, you should carefully consider the risk factors noted above, the risk factors discussed in the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 20-F filed with the Commission and in any applicable prospectus supplement and our other filings with the SEC and incorporated by reference in this prospectus or any applicable prospectus supplement, together with all of the other information contained in this prospectus or any applicable prospectus supplement. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of your investment.

OFFER STATISTICS AND EXPECTED TIMETABLE

The selling stockholders identified in this prospectus may sell from time to time up to 3,303,771 ordinary shares. We shall keep the shelf registration statement current and cause it to remain effective to permit the prospectus under the shelf registration statement or any subsequent registration statement to be usable by the selling stockholders until such time the selling stockholders no longer hold any registrable securities, all such registrable securities may be sold pursuant to Rule 144, or the fifth anniversary of the effectiveness date of the shelf registration statement.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements within the meaning of section 27A of the Securities Act and section 21E of the Exchange Act. These forward-looking statements are management’s beliefs and assumptions. In addition, other written or oral statements that constitute forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate and statements may be made by or on our behalf. Words such as “should,” “could,” “may,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors” and may update our descriptions of such risks, uncertainties and assumptions in any prospectus supplement. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, financial results, product development, competitive strengths, intellectual property rights, litigation, mergers and acquisitions, market acceptance or continued acceptance of our products, accounting estimates, financing activities, ongoing contractual obligations and sales efforts. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the securities offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the securities offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports and other information with the SEC.  These periodic reports and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.  As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy or information statements to stockholders under Nasdaq Stock Market rules.  In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain of the information we file with the SEC. This means we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and will modify and supersede the information included in this prospectus to the extent that the information included as incorporated by reference modifies or supersedes the existing information. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below.

•	Our Report on Form 6-K, filed June 7, 2010;

•	Our Report on Form 6-K, filed May 13, 2010;

•	Our Report on Form 6-K, filed March 15, 2010;

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed May 4, 2010;

•	The description of our ordinary shares, warrants, and units, contained in our Registration Statement on Form 8-A, filed on November 6, 2009 pursuant to Section 12(b) of the Exchange Act.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.  In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus and any or all of the information that has been incorporated by reference in this prospectus at no cost by writing or calling our Investors Relations contact: Crocker Coulson, CCG Investor Relations, 1325 Avenue of the Americas, Suite 2800, New York, NY 10019, telephone: (646) 213-1915, email: crocker.coulson@ccgir.com or by visiting the company’s website at http://www.geruigroup.com.

You may read and copy all materials that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, all reports and documents that we have filed with the SEC can be obtained from the SEC’s Internet Site at http://www.sec.gov, or by visiting the “Investors” section of our website at http://www.geruigroup.com/.  The information on our website is not part of this prospectus.

REASONS FOR THE OFFER AND USE OF PROCEEDS

We are registering theses shares pursuant to registration rights granted to the selling stockholders. All of the ordinary shares offered by this prospectus are being sold by the selling stockholders. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale by the selling stockholders of their ordinary shares in this offering.

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth our capitalization and indebtedness as of March 31, 2010 (unaudited) on an actual basis and on an as adjusted basis to give effect to the issuance of 3,303,771 ordinary shares to the selling stockholders on June 4, 2010.

	As of March 31, 2010
	Actual	As Adjusted
	(in thousands, except share and per share data)

Indebtedness:
Notes payable	$50,440	$50,440
Term loans	38,603	38,603
Total debt	89,043	89,043

Stockholders’ equity:
100,000,000 ordinary shares with no par value authorized, 41,890,454 outstanding, actual as of March 31, 2010; 100,000,000 shares authorized, 45,194,225 shares outstanding, as adjusted	51,252	51,252
Additional paid in capital	6,931	24,846
Retained earnings	43,967	43,967
Accumulated other comprehensive income	2,426	2,426
Total stockholders’ equity	104,576	122,491

Total capitalization and indebtedness	$193,619	$211,534

PRICE RANGE OF OUR SECURITIES AND DIVIDEND POLICY

The common stock, warrants and units of COAC were quoted on the Over-the-Counter Bulletin Board maintained by the Financial Industry Regulatory Authority, under the symbols of CHNQ, CHNQW and CHNQU, respectively.  COAC units commenced public trading on March 22, 2007 and common stock and warrants commenced public trading on April 18, 2007.

On March 17, 2009, COAC merged with and into us.  As a result of the merger, COAC’s outstanding shares of common stock, warrants and units have been converted into like securities of us on a one-to-one basis.  Our ordinary shares, warrants and units were quoted on the Over-the-Counter Bulletin Board under the symbols of GGEEF, GGENF and GGETF, respectively, effective April 27, 2009.

Effective November 10, 2009, our ordinary shares, warrants and units began trading on the Nasdaq Global Market under the symbols “CHOP”, “CHOPW”, and “CHOPU”, respectively.

The following table provides the high and low market prices for our ordinary shares and the historical prices for COAC’s common stock prior to the merger, for the periods indicated below.  The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	Ordinary Shares/ Common Stock*
	High	Low
Annual Market Prices
Year 2007 (from March 22, 2007)	$5.76	$5.30
Year 2008	5.86	5.30
Year 2009	10.00	3.01

Quarterly Market Prices
First Quarter 2008	5.62	5.50
Second Quarter 2008	5.75	5.50
Third Quarter 2008	5.86	5.53
Fourth Quarter 2008	5.85	5.30
First Quarter 2009	6.00	3.01
Second Quarter 2009**	10.00	5.55
Third Quarter 2009**	9.00	6.00
Fourth Quarter 2009**	9.75	4.99
First Quarter 2010**	8.20	5.55
Second Quarter 2010**	7.92	4.55

Monthly Market Prices
January 2010**	7.50	5.55
February 2010**	6.84	6.10
March 2010**	8.20	6.28
April 2010**	7.92	6.84
May 2010**	7.21	5.26
June 2010**	6.30	4.55

*The above table sets forth the range of high and low closing bid prices per share of our ordinary shares as reported by www.quotemedia.com for the periods indicated.

**Reflects the price range of our ordinary shares after the completion of our business combination transaction with COAC in March 2009.

Dividend Policy

For the foreseeable future, we intend to retain any future earnings to fund the operation and expansion of our business and do not anticipate paying cash dividends on our ordinary shares.

The payment of any dividends in the future will be within the discretion of our board of directors, subject to the relevant provision of BVI law.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 3,303,771 of our ordinary shares that were issued to selling stockholders pursuant to transactions exempt from registration under the Securities Act. All of the ordinary shares offered by this prospectus are being offered by the selling stockholders for their own accounts.

Private Placement

On June 4, 2010, we completed a private placement in which we sold to certain investors 3,303,771 ordinary shares at a price per share of $5.70, for an aggregate purchase price of $18,831,495, pursuant to a securities purchase agreement dated the same date. The foregoing issuance was made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.  For additional information regarding the private placement and full copies of the related transaction documents, please see our Report on Form 6-K filed with the SEC on June 7, 2010.

Selling Stockholders

The table below, which was prepared based on information filed publicly or supplied to us by the selling stockholders, sets forth certain information regarding the beneficial ownership of outstanding ordinary shares owned by the selling stockholders and the shares that they may sell or otherwise dispose of from time to time under this prospectus. Each of the selling stockholders, or their respective transferees, donees or their successors, may resell, from time to time, all, some or none of the ordinary shares covered by this prospectus, as provided in this prospectus under the section entitled “Plan of Distribution” and in any applicable prospectus supplement. However, we do not know when or in what amount the selling stockholders may offer their shares for sale under this prospectus, if any.

The number of shares disclosed in the table below as “beneficially owned” are those beneficially owned as determined under the rules of the SEC. Such information is not necessarily indicative of ownership for any other purpose. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, ordinary shares underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of June 4, 2010 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 45,424,209 ordinary shares outstanding as of June 4, 2010 (including shares included in our units).

Unless otherwise indicated and subject to community property laws where applicable, the selling stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, unless otherwise indicated below, the selling stockholders named in the following table (i) purchased the securities covered by this Prospectus in the ordinary course of business, (ii) at the time of the purchase of such securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities, (iii) are not  registered broker-dealers or affiliates of registered broker-dealers; and (iv) have had no position, office or other material relationship with the Company or any of its predecessors or affiliates within the past three years.

Information concerning any of the selling stockholders may change from time to time, and any changed information will be presented in a prospectus supplement or post-effective amendment as necessary. Please carefully read the footnotes located below the table in conjunction with the information presented in the table.

	Ordinary Shares Beneficially Owned Prior to the Offering		Number of Ordinary Shares	Shares of Common Stock Beneficially Owned Following the Offering (1)
Name and Address	Number of Shares	Percent (%)	Offered Hereby	Number of Shares	Percent (%)
Zivar Investments Limited(2) 10/8 International Commercial Centre Casemates Square, Gibraltar	1,754,386	3.9%	1,754,386	0	0
Vision Opportunity China, LP(3) 20 W. 55th St., 5th Floor New York, NY 10019	1,228,070	2.7%	1,228,070	0	0
Crescent International Ltd(4) C/o Cautara (Switzerland) S.A. 84 Avenue Louis-Casaï CH 1216 Cointrin, Geneva Switzerland	26,315	*	26,315	0	0
Next View Capital, LP(5) 180 Crestview Drive Deerfield, IL 60015	70,000	*	70,000	0	0
Perritt Microcap Opportunities Fund(6) c/o Perritt Capital 300 S. Wacker Dr. Ste. 2880 Chicago, IL 60606	225,000	*	225,000	0	0

*Less than 1%

 (1) Assuming that all securities offered are sold.

(2) Paul Bowling is director of Abacus (Gibraltar) Limited, a director of Zivar Investments Ltd., and has voting and investment control over the securities held by Zivar Investments Ltd.

(3) Adam Benowitz has voting and investment control over the securities held by Vision Opportunity China, LP.

(4) Maxi Brezzi and Bachir Taleb-Ibrahimi have voting and investment control over the securities held by Crescent International Ltd.

(5)  Stewart Flink is Manager of Next View Capital, LP and has voting and investment control over the securities held by it.

(5)  Michael Corbett is President of Perritt Microcap Opportunities Fund and has voting and investment control over the securities held by it.

DESCRIPTION OF SECURITIES

General

We were incorporated in the BVI on March 11, 2008 under the BVI Business Companies Act, 2004, or the Act.  Our amended and restated memorandum of association authorizes the issuance of up to 100,000,000 shares without par value.  Subject to the Act, we have full capacity to carry on or undertake any business or activity and to do any act or enter into any transaction.

Ordinary Shares

As of January 1, 2009, there were 7,512,583 shares outstanding, not including shares included in our units; as of December 31, 2009, March 31, 2010, and July 28, 2010, there were 40,679,923, 41,878,154, and 45,418,109  shares outstanding, not including shares included in our units, all of which were fully paid.  The differences in the amounts were due to the events described in Description of Securities – Ordinary Shares – Changes in Capital”.

Dividends

Subject to the Act, the directors may, by resolution of directors, authorize a distribution (including a dividend) by us to members (i.e., shareholders) at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately after the distribution, the value of our assets exceeds our liabilities and we are able to pay our debts as they fall due.  Any distribution payable in respect of a share which has remained unclaimed for three years from the date when it became due for payment shall, if the board of the directors so resolves, be forfeited and cease to remain owing by us.  The directors may, before authorizing any distribution, set aside out of our profits such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such securities as they may select.

The holder of each ordinary share has the right to an equal share in any distribution paid by us. We do not intend to pay any dividends to our shareholders in the foreseeable future.

Voting Rights

Each ordinary share confers on the shareholder the right to one vote at a meeting of the members or on any resolution of members on all matters before our shareholders.

Rights in the event of winding up

The holder of each ordinary share is entitled to an equal share in the distribution of the surplus assets of us on a winding up.

Redemption

We may purchase, redeem or otherwise acquire and hold its own shares with the consent of members whose shares are to be purchased, redeemed or otherwise acquired unless we are permitted by the Act or any provision of the amended and restated memorandum of association or the amended and restated articles of association to purchase, redeem or otherwise acquire the shares without their consent. We may only offer to acquire shares if at the relevant time the directors determine by resolution of directors that immediately after the acquisition the value of our assets exceeds our liabilities and we are able to pay our debts as they fall due.

The directors may make an offer to purchase, redeem or otherwise acquire shares issued by us if the offer is (i) an offer to all members that would, if accepted, leave the relative voting and distribution rights of the members unaffected and affords each member a reasonable opportunity to accept the offer; or (ii) an offer to one or more members which either (1) all members have consented to in writing or (2) the directors have passed a resolution of directors stating that, in their opinion (a) the purchase, redemption or other acquisition is to the benefit of the remaining members and (b) that the terms of the offer and the consideration offered for the shares are fair and reasonable to us and to the remaining members, and setting out the reasons for their opinion.

We may purchase, redeem or otherwise acquire our shares at a price lower than the fair value if permitted by, and then only in accordance with, the terms of the amended and restated memorandum and articles of association or a written agreement for the subscription for the shares to be purchased, redeemed or otherwise acquired.

Changes in the rights of shareholders

The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not we are being wound-up, must be varied with the consent in writing of all the holders of the issued shares of that class or series or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of the class or series.

Meetings

An annual meeting of members must be held each year at such date and time as may be determined by the directors.  The directors shall call a meeting of the members if requested in writing to do so by members entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is being held.  No less than ten days and not more than sixty days notice of meetings is required to be given to members.

A meeting of members is properly constituted if at the commencement of the meeting there are two (2) members present in person or by proxy or (in the case of a member being a corporation) by its duly authorized representative representing not less than one third of the votes of the shares or class or series of shares entitled to vote on resolutions of members to be considered at the meeting.

A member shall be deemed to be present at the meeting if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

An ordinary resolution of members is a resolution approved at a duly constituted meeting of members by the affirmative vote of a simple majority of the votes cast by such members entitled to vote and voting on the resolution.  A special resolution of members is a resolution passed by a majority of not less than two-thirds of votes cast by such Members as, being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which not less than ten (10) clear days’ Notice, specifying (without prejudice to the power contained in these Articles to amend the same) the intention to propose the resolution as a special resolution, has been duly given, Provided that, except in the case of an annual general meeting, if it is so agreed by a majority in number of the Members having the right to attend and vote at any such meeting, being a majority together holding not less than ninety-five (95) per cent in nominal value of the shares giving that right and in the case of an annual general meeting, if it is so agreed by all Members entitled to attend and vote thereat, a resolution may be proposed and passed as a special resolution at a meeting of which less than ten (10) clear days’ Notice has been given.  A special resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under any provision of these Articles or the Act.

The inadvertent failure of the directors to give notice of a meeting to a member, or the fact that a member has not received notice, does not invalidate the meeting.

A member may be represented at a meeting of members by a proxy (who need not be a member) who may speak and vote on behalf of the member.  A written instrument giving the proxy such authority must be produced at the place appointed for such purpose not less than 48 hours before the time for holding the meeting.

No Limitations on Ownership of Securities

There are no limitations on the right of non-residents or foreign persons to own our securities imposed by BVI law or by our amended and restated memorandum and articles of association.

Change in Control of Company

A special resolution of members is required for us to issue our shares or securities convertible into our shares resulting in our change of control.  Additionally, the board of directors is empowered to issue preferred shares with such rights attaching to them as they decide and such power could be used in a manner that would delay, defer or prevent a change of control of our company.

Ownership Threshold

There are no provisions governing the ownership threshold above which shareholder ownership must be disclosed imposed by BVI law or by our amended and restated memorandum and articles of association.

Changes in Capital

Subject to the provisions of the amended and restated memorandum and articles of association, the Act and the rules of the Designated Stock Exchange, our unissued shares shall be at the disposal of the directors who may, without prejudice to any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of the shares to such persons, at such times and upon such terms and conditions as we may by resolution of directors determine.

Subject to the provisions of the memorandum of association relating to changes in the rights of shareholders and the powers of directors in relation to preferred shareholders, we may, by a special resolution of members, amend our memorandum of association to increase or decrease the number of ordinary shares authorized to be issued.

Our amended and restated memorandum and articles of association authorize us to issue registered shares only; we are not authorized to issue bearer shares.

At inception the Company was authorized to issue 50,000 ordinary shares with a $1.00 par value.  On August 27, 2008, the Company issued one share to Yuying Lu, who is the daughter of Mr. Mingwang Lu, the Chairman and CEO of the Company.  On September 13, 2008, the Company issued 91 ordinary shares to Oasis Green Investments Limited, or Oasis Green, whose sole shareholder was Ms. Lu; 5 ordinary shares to Plumpton Group Limited, or Plumpton Group; and 3 shares to Honest Joy Group Limited, or Honest Joy, wholly-owned by Francis Wong, one of our directors.  On the same date, Ms. Lu transferred her share to Oasis Green.  Oasis Green, Plumpton Group, and Honest Joy are sometimes referred to in this prospectus as the “Original Stockholders”.

During March 2009, the Company amended its memorandum of association by increasing its authorized number of ordinary shares from 50,000 with a $1 par value to 100,000,000 with no par value.  Simultaneously with the amendment, the Company effected a stock split by an additional 29,999,900 shares to the then-current stockholders.  Accordingly, immediately after the amendment and prior to the Company’s merger with COAC on March 17, 2009, the Company had 30,000,000 ordinary shares outstanding.

Also during March 2009 and prior to the Company’s consummation of its merger with COAC, COAC entered into agreements to purchase for cash 4,732,407 of the shares of its common stock sold in its IPO in privately negotiated transactions from certain stockholders who COAC believed would otherwise vote against COAC’s proposed merger described in its proxy statement/prospectus dated February 17, 2009.  Pursuant to such agreements, the sellers gave COAC’s management proxies to vote their shares in favor of the merger proposal, which would revoke prior proxies voted against the proposal, and their shares were cancelled.

On March 17, 2009, the Company consummated the merger with COAC.  In connection with the merger, the outstanding securities of COAC were converted into like securities of the Company on a one-for-one basis, consisting of 2,223,306 ordinary shares, 16,021,833 warrants, 22,417 units, and an underwriter’s unit purchase option, or the Unit Purchase Option.  The Company is deemed to be the surviving entity and registered its securities pursuant to a registration statement filed with the SEC.  Also in connection with the merger with COAC, holders of 1,421,870 shares of COAC’s common stock exercised their conversion rights under COAC’s certificate of incorporation to convert their shares into cash.  As of July 28, 2010, since the merger 15,717 units have been converted into the same number of ordinary shares and 31,434 warrants, and 1,505,315 warrants have been exercised to purchase the same number of ordinary shares.  See “Description of Securities – Warrants”, “Description of Securities – Units”, and “Description of Securities – Underwriter’s Unit Purchase Option” for further information regarding the warrants, units, and Unit Purchase Option, respectively.

On October 19, 2009, pursuant to an agreement dated September 15, 2009 among the Company, on one hand, and the Original Stockholders on the other, the Company issued a total of 2,850,000 ordinary shares to the Original Stockholders.  Each of the Original Stockholders received a number of ordinary shares that was proportional to the amount of shares that it would have received under the terms of the Agreement of Merger and Plan of Reorganization, dated as of November 12, 2008, among COAC, the Company, Wealth Rainbow, Henan Green, and the Original Stockholders, or the Merger Agreement, upon the attainment of certain financial milestones after the consummation of the merger thereunder. In consideration of the issuance of the ordinary shares, the Company and the Original Stockholders agreed to a mutual release of certain claims relating to the merger.

On November 9, 2009, the Company entered into an underwriting agreement, or the “Underwriting Agreement”, with Maxim Group LLC, or the “Underwriter Representative”, as representative of the underwriters named in the Underwriting Agreement, to sell to such underwriters 4,800,000 ordinary shares, no par value, of the Company at a price of $5.00 per share for aggregate proceeds (net of discounts, commissions, fees, and expenses) of approximately $21.6 million.  The Company granted the underwriters an option for 45 days to purchase up to 720,000 additional ordinary shares to cover over-allotments, if any. If the over-allotment option was exercised in full, the total additional proceeds to the Company after deducting the underwriter commissions, discounts and other fees will be $3,312,000.  The over-allotment option was exercised in full.  The Company also granted the Underwriter Representative (and its designees) a warrant, or the “Underwriter’s Warrant”.  See “Description of Securities – Underwriter’s Warrant” for further information regarding the Underwriter’s Warrant.

On June 4, 2010, the Company consummated a private placement of 3,303,771 ordinary shares at a price per share of $5.70, for an aggregate purchase price of $18,831,495, pursuant to a securities purchase agreement dated the same date. The foregoing issuance was made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

Other Information

Information regarding our amended and restated memorandum and articles of association, material contracts, exchange controls, and taxation is included in Item 10, “Additional Information” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, and incorporated by reference herein.  Additional information regarding the history of our share capital and our material contracts is included in our Report on Form 6-K filed on June 7, 2010 and incorporated by reference herein.  Additional information regarding our ordinary shares can be found in our Registration Statement on Form 8-A, filed with the SEC on November 6, 2009 and incorporated by reference herein.

Preferred Shares

Our amended and restated memorandum and articles of association authorize our directors to authorize by resolution or resolutions from time to time, without the approval of our shareholders, the issuance of one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted under the BVI Business Companies Act, 2004, as amended or restated from time to time. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of preferred shares may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the preferred shares of any other class or series.

Our preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of our company. We have no preferred shares outstanding and have not issued any preferred shares. If we offer preferred shares, the terms of that series of preferred shares will be set forth in the prospectus supplement relating to that series.

Warrants

As of December 31, 2009, March 31, 2010, and July 28, 2010, there were 15,965,267, 14,767,336, and 14,547,952 warrants to purchase ordinary shares outstanding, respectively, including the Non-Insider Warrants (as defined below), and not including the warrants included in the units.  The differences in the amount was due solely to exercises of warrants and conversions of units.  Each warrant entitles the registered holder to purchase one ordinary share at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing after the completion of the merger. However, the warrants will be exercisable only if a registration statement relating to the ordinary shares issuable upon exercise of the warrants is current, as described below. The warrants will expire on March 19, 2011 at 5:00 p.m., New York City time.  We may call the Non-Insider Warrants for redemption (excluding any Non-Insider Warrants still held by the original purchasers of such warrants or their affiliates),

·	in whole and not in part,
·	at a price of $0.01 per warrant at any time after the warrants become exercisable,
·	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and
·
if, and only if, the reported last sale price of the ordinary shares equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant. The redemption criteria for the warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing ordinary shares price and the warrant exercise price so that if the stock price declines as a result of the redemption call, the redemption will not be expected to cause the stock price to drop below the exercise price of the warrants.

If we call the Non-Insider Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” If management takes advantage of this option, all holders would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the business combination.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and COAC. You should review a copy of the warrant agreement, which has been filed as an exhibit to the Registration Statement on Form S-1 for COAC’s IPO (SEC File No. 333-137716), for a complete description of the terms and conditions applicable to the warrants. The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of our ordinary shares at a price below the warrant exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No warrants will be exercisable and we will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we will use our best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants.  However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number of ordinary shares.

In connection with the closing of the IPO of COAC, COAC sold 2,266,667 warrants, or Non-Insider Warrants, to the individuals set forth below for $1,360,000 in cash, at a purchase price of $0.60 per warrant as follows:

Name of Holder	Number of Warrants
Harry Edelson	1,666,667
Nicholas Puro	200,000
Barry M. Shereck	50,000
Rose-Marie Fox	100,000
Daxi Li	150,000
Eliot Clauss(1)	50,000
John Allen(1)	50,000

The Original Stockholders are also entitled under the Merger Agreement to receive an aggregate of $5 million in the event that at least 75% of our outstanding warrants are exercised at an exercise price not less than $5.00 per share.  In such an event, we would receive approximately at least $64.8 million and we would be obligated to pay $5 million in the aggregate to Oasis Green and Plumpton Group.

The Company has reserved for issuance from its authorized shares the maximum number of ordinary shares issuable upon exercise of the warrants.  Additional information regarding our warrants can be found in our Registration Statement on Form 8-A, filed with the SEC on November 6, 2009 and incorporated by reference herein.

Underwriter’s Warrant

In connection with our November 2009 offering, we agreed to issue to the Underwriter Representative (and its designees) the Underwriter’s Warrant to purchase 144,000 ordinary shares (equal to an aggregate of three (3%) percent of the ordinary shares sold in the offering) for an aggregate purchase price of $100.00.  The Underwriter’s Warrant has an exercise price equal to 120% of the offering price of the ordinary shares sold in this offering, or $6.00.  The Underwriter’s Warrant is exercisable for five years beginning on August 9, 2010 (the nine-month anniversary of the effectiveness date of the registration statement filed in connection with the offering).  The Underwriter’s Warrant is not redeemable by us.  The Underwriter’s Warrant also provides for one demand registration payable by us, one demand registration payable by the holder and unlimited “piggyback” registration rights at our expense with respect to the underlying ordinary shares during the five (5) year period commencing on the effective date of the registration statement relating to the offering with respect to such demand registrations and the period commencing six (6) months after the effective date of the registration statement relating to the offering and ending seven (7) years after such effective date with respect to such “piggy back” registration rights.  Pursuant to the rules of the Financial Industry Regulatory Authority, Inc., or FINRA (formerly the NASD), and in particular Rule 5110, the warrant (and underlying shares) issued to the Underwriter Representative may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered; provided, however, that the warrant (and underlying shares) may be transferred to officers or partners of the Underwriter Representative and members of the underwriting syndicate and their officers or partners as long as the warrant (and underlying shares) remain subject to the lockup.  The Underwriter Representative has assigned the warrant and its rights thereunder to Maxim Partners LLC.

The Company has reserved for issuance from its authorized shares the maximum number of ordinary shares issuable upon exercise of the Underwriter’s Warrant.

Underwriter’s Unit Purchase Option

As of December 31, 2009, March 31, 2010, and July 28, 2010, we had one Unit Purchase Option outstanding.  The purchase option, which was issued in connection with the Merger Agreement, entitles its holder to purchase 600,000 units at $6.60 per unit at or before 5:00 pm, New York City local time, on March 19, 2011.  The holder may exercise the purchase option on a cashless basis.  Each unit consists of one ordinary share and two warrants, each to purchase one ordinary share at $5.00 per share on or before March 19, 2011 for a total of 1,800,000 ordinary shares.  The warrants issuable upon the exercise of the purchase option have the same terms as the warrants described above.

The Company has reserved for issuance from its authorized shares the maximum number of ordinary shares, warrants, and ordinary shares issuable upon exercise of such warrants, issuable upon conversion of the Unit Purchase Option.

Units

We had 12,400, 12,300, and 6,700 units outstanding as of December 31, 2009, March 31, 2010, and July 28, 2010.  The differences in the amounts were due solely to conversions of units.  Each unit consists of one ordinary share and two warrants, each to purchase one ordinary share at an exercise price of $5.00 per share.  The Company has reserved for issuance from its authorized shares the maximum number of ordinary shares, warrants, and ordinary shares issuable upon exercise of such warrants, issuable upon conversion of the units.  Additional information regarding our units can be found in our Registration Statement on Form 8-A, filed with the SEC on November 6, 2009 and incorporated by reference herein.

Transfer Agent

The transfer agent and registrar for our ordinary shares, warrants and units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered.  We will bear all of the expenses shown below.

Securities and Exchange Commission registration fee	US$	1,379
Printing and engraving expenses		5,000
Legal fees and expenses		15,000
Accounting fees and expenses		10,000
Transfer agent fees and expenses		5,000
Miscellaneous		2,000

Total	US$	38,379

*	The amount of securities and number of offerings are indeterminable, and the expenses cannot be estimated at this time.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of ordinary shares on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell ordinary shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of ordinary shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such ordinary shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 ordinary shares, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholders and/or the purchasers.  Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

FINRA Rule 5110 requires FINRA member firms (unless an exemption applies) to satisfy the filing requirements of Rule 5110 in connection with the resale, on behalf of selling stockholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling stockholder intends to sell any of the shares registered for resale in this prospectus through a member of the FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling stockholders’ shares are and will be held, including location of the particular accounts;

•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the selling stockholders are sold, transferred, assigned or hypothecated by any selling stockholder in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of FINRA for review.

No FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 5110, in connection with the resale of the securities by the selling stockholders, which total compensation may not exceed 8%.

The Company has advised each selling stockholder that it is the view of the Commission that it may not use shares registered on this registration statement to cover short sales of ordinary shares made prior to the date on which this registration statement shall have been declared effective by the Commission.  If a selling stockholder uses this prospectus for any sale of the ordinary shares, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the ordinary shares.  The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the securities offered by this prospectus will have been passed upon for us by Conyers Dill & Pearman, 2901 One Exchange Square, 8 Connaught Place, Central, Hong Kong, People’s Republic of China.

ENFORCEMENT OF CIVIL LIABILITIES

China Gerui Advanced Materials Group Limited is a British Virgin Islands corporation and our principal executive offices are located outside the United States in the People’s Republic of China. A majority of our directors and officers reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors and officers are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, it is uncertain whether the courts of the British Virgin Islands would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

EXPERTS

The consolidated financial statements of China Gerui Advanced Materials Group Limited as of December 31, 2009 and 2008 and the years ended December 31, 2009 and 2008 have been incorporated by reference herein and in the registration statement in reliance upon the report of UHY Vocation HK CPA Limited, an independent registered public accounting firm, incorporated by reference herein and are included in reliance on such reports, given the authority of said firm as expert in auditing and accounting.

The offices of UHY Vocation HK CPA Limited are located at 3/F, Malaysia Building, 50 Gloucester Rd, Wanchai, Hong Kong.